Sub-Item 77Q1(d): Copies of Constituent Instruments
Defining the Rights of the Holders of Any New Class of Securities Relating to Sub-Item 77I

The terms of the Class A, Class C, Institutional and
Class IR Shares for the Goldman Sachs N-11 Equity Fund are described in Post-Effective Amendment No. 270 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on February 16, 2011 (Accession No. 0000950123-11-014683).
The terms of the Class A, Class C, Institutional and
Class IR Shares for the Goldman Sachs Brazil Equity
Fund and Goldman Sachs China Equity Fund are described in Post-Effective Amendment No. 279 to the Trusts
Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 28, 2011
(Accession No. 0000950123-11-041091).